EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  333-223260 and 333-229875) of our report dated June 27, 2019, appearing in this Annual Report on Form 11-K of the Broadwind Energy, Inc. Employees’ 401(k) Plan for the year ended December 31, 2018.

/s/ Sassetti LLC

Oak Park, Illinois

June 27, 2019